Exhibit (99)



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                     FOR THE QUARTER ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                     ASSETS
                                               As At         As At          As At
                                           Dec 31, 1999   Sept 30,1999   June 30, 1999
                                           ------------   ------------   -------------

CURRENT ASSETS

    Cash and cash equivalents              $ 1,592,330    $   315,822    $   115,552
    Accounts receivable, net of
     allowance for doubtful accounts
     of $209,981                                69,726         69,424         50,625
    Due from related party                     294,063        289,080        323,287
    Prepaid expenses                            37,627         47,262         29,903
    Inventories                                 38,517         38,592         34,448
    Other receivables                           27,011         26,131         13,346
                                              ---------------------------------------

                  Total Current Assets       2,059,274        786,311        567,161

PROPERTY AND EQUIPMENT, net                  1,072,005       1,125,491     1,205,760

INVESTMENTS - at equity                              0          84,640        80,147

OTHER ASSETS                                    13,144          13,144        58,844
                                              ---------------------------------------

TOTAL ASSETS                               $ 3,144,423       2,009,586     1,911,912
                                             ========================================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses  $ 1,822,767       1,892,892     1,880,185
    Due to related party consultants         1,299,549       1,179,549     1,059,549
    Other liabilities                           47,732          47,732        47,930
                                             ---------------------------------------
                  Total Current Liabilities  3,170,048       3,120,173     2,987,664
                                             ---------------------------------------
SHAREHOLDERS' LOAN                             361,455         357,935             0
                                             ---------------------------------------
CONVERTIBLE DEBENTURE                        1,500,000               0             0
Less:Discount on Convertible Debenture        (346,154)
                                             ---------------------------------------
                                             1,153,846               0             0

STOCKHOLDERS' DEFICIT
    Preferred stock, par value $.01
    per share;authorized 10,000,000 shares;
    issued -0- shares
    Common stock, par value $.01
    per share; authorized 100,000,000
    shares; issued 20,557,607 shares           205,577         194,777       194,777
    Additional paid in capital               9,599,546       9,347,158     9,220,096
    Paid in capital-convertible debenture    1,153,846               0             0
    Paid in capital-warrant                    346,154               0             0
    Accumulated deficit                    (12,813,906)    (10976,558)  (10,483,089)

     Cumulative translation adjustment        (31,359)       (33,115)         (6,752)
                                              ---------------------------------------
                                            (1,540,142)   (1,467,738)     (1,074,968)

    Less: Treasury stock, at cost,
     78,420 common shares                         (784)         (784)           (784)
                                             ---------------------------------------
          Total Stockholders' Deficit       (1,540,926)   (1,468,522)     (1,075,752)
                                             ---------------------------------------

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                      $ 3,144,423     2,009,586       1,911,912
                                             =========================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE QUARTER ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                      Quarter Ended Quarter Ended
                                        Year to Date     Dec 31        Sept 30
                                           1999           1999           1999
                                         --------      -----------    --------
SALES                                  $ 163,225           95,724        67,501
COST OF SALES                            195,320          121,025        74,295
                                       -----------------------------------------------
GROSS LOSS                               (32,095)         (25,301)       (6,794)
                                       -----------------------------------------------

OPERATING EXPENSES
  Research and development                     0                0             0
  General and administrative           1,023,752          552,436       471,316
  Advertising                                  0                0             0
  Selling                                 29,646           12,819        16,827
  Depreciation and amortization            7,445            4,018         3,427
                                       -----------------------------------------------
                                       1,060,843          569,273       491,570
                                       -----------------------------------------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee            (84,640)         (89,133)        4,493
  Interest income                            607              205           402
  Other income                                 0                0             0
  Interest expense-
    convertible debenture             (1,153,846)      (1,153,846)            0
                                       -----------------------------------------------
                                      (1,237,879)      (1,242,774)        4,895
                                       -----------------------------------------------
NET LOSS                            $ (2,330,817)      (1,837,348)     (493,469)
                                    ==================================================
NET LOSS PER COMMON SHARE              $   (0.12)           (0.09)        (0.03)


WEIGHTED AVERAGE NUMBER OF SHARES     19,545,922       19,614,237    19,477,607







              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE QUARTER ENDED DECEMBER 31, 1999


                                     COMMON STOCK        ADDITIONAL     PAID-IN         PAID-IN        ACCUMULATED        OTHER
                                     ------------         PAID-IN       CAPITAL         CAPITAL       COMPREHENSIVE    ACCUMULATED
                                SHARES       AMOUNT       CAPITAL       CONV DEB        WARRANT        INCOME(LOSS)      DEFICIT
                                ------       ------       -------      ----------      --------        ------------    -----------
Balance-June 30, 1998         19,297,107   $ 192,927    $9,394,651              0             0                        $(8,596,690)

Issuance of common stock
 related to deferred
 Compensation                    180,500       1,805         8,258

Amortization of deferred
compensation related to
stock options and common
stock for services

Other Comprehensive income:
 Foreign currency adjustment                                                                                  2,583

Comprehensive Income:
 Net loss                                                                                                               (1,886,399)

Comprehensive Income                                                                                     (1,886,399)
                              ----------    --------     ---------     ----------    ----------         -----------    -----------
                                                                                                         (1,883,816)
Balance-June 30, 1999         19,477,607     194,777     9,402,909              0             0                        (10,483,089)

Amortization of deferred
compensation related to
stock options and common
stock for services

Issuance of stock options
for services - at fair value                                53,625

Other Comprehensive Income:
 Foreign currency adjustment                                                                                (26,363)

Comprehensive Income:
 Net loss quarter ended
Sept 30, 1999                                                                                                             (493,469)

Comprehensive Income                                                                                       (493,469)
                                                                                                        -----------
                                                                                                           (519,832)
                              ----------    --------     ---------     ----------    ----------         -----------    -----------
Balance - Sept 30, 1999       19,477,607   $ 194,777    $9,402,909              0             0                        (10,976,588)

Other Comprehensive Income:
Foreign currency adjustment                                                                                   1,756

Issuance of common stock       1,080,000      10,800       178,950

Paid-in Capital-Conv Deb                                                1,153,846

Paid-in Capital-Warrant                                                                 346,154


Amortization of deferred
compensation related to
stock options and common
stock for services

Comprehensive Income
Net loss-quarter ended
Dec 31, 1999                                                                                                            (1,837,348)


Comprehensive Income                                                                                     (1,837,348)
                                                                                                           --------
                                                                                                         (1,835,592)
                              ----------    --------     ---------     ----------    ----------         -----------    -----------
Balance - Dec 31, 1999        20,557,607   $ 205,577    $9,635,484      1,153,846       346,154                      $ (12,813,906)




                               COMMON
                               STOCK         TREASURY   UNAMORTIZED     STOCK-
                            COMPREHENSIVE   STOCK AT     DEFERRED       HOLDERS'
                             INCOME(LOSS)     COST      COMPENSATION     DEFICIT
                            ------------    ---------- ------------     ------
Balance-June 30, 1998          (9,335)       $ (784)      $(476,563)   $ 504,251

Issuance of common stock
Related to deferred
compensation                                                              10,063

Amortization of deferred
compensation related to
stock options and common
stock for services                                          293,750      293,750

Other Comprehensive income:
 Foreign currency adjustment    2,583                                      2,583

Comprehensive Income:
 Net loss                                                             (1,886,399)

Comprehensive Income
                            ----------    ----------     ----------   -----------

Balance-June 30, 1999          (6,752)         (784)       (182,813)  (1,075,752)

Amortization of deferred
compensation related to
stock options and common
stock for services                                           73,437       73,437

Issuance of stock options
for services - at fair value                                 53,625

Other Comprehensive Income:
Foreign currency adjustment   (26,363)                                   (26,363)

Comprehensive Income:
Net loss quarter ended
Sept 30, 1999                                                           (439,844)

Comprehensive Income
                            ----------    ----------     ----------  ------------
                              (33,115)       $ (784)     $ (109,376) $(1,468,522)
Balance - Sept 30, 1999


Other Comprehensive
Income; Foreign currency
adjustment                      1,756                                      1,756

Issuance of common stock                                                 189,750

Paid -in Capital-Conv Deb                                              1,153,846

Paid-in Capital-Warrant                                                  346,154

Amortization of deferred
compensation related to
stock options and common
stock for services                                           73,438       73,438

Comprehensive Income:
Net loss-quarter ended
Dec 31, 1999                                                          (1,837,348)

Comprehensive Income
                            ----------    ----------     ----------  -------------

Balance-Dec 31, 1999          (31,359)    $    (784)        (35,938)  (1,540,926)



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE QUARTER ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                           Year to Date     Dec 31         Sept 30
                                              1999           1999            1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                   $(2,277,192)   $(1,837,348)   $ (439,844)
Adjustments to reconcile net loss to
 net cash used by operating activities
   Depreciation and amortization               114,999         55,015         59,984
   Noncash compensation expense on
     shares issued for services                336,625        263,128         73,437
   Noncash compensation expense on granting
   of stock options                             53,625              0         53,625
   Noncash paid-in capital - convertible
   Debenture                                 1,153,846      1,153,846              0

   Investment-at equity                         80,147         84,640         (4,493)
   Changes in operating assets
   and liabilities
     Decrease(Increase)
     on operating assets:
       Accounts receivable                      (19,101)         (302)       (18,799)
       Prepaid Expenses                          (7,724)        9,635        (17,359)
       Inventories                               (4,069)           75         (4,144)
       Other receivables                        (13,665)         (880)       (12,785)
       Due from related party                    29,224        (4,983)        34,207
       Other assets                              45,700             0         45,700
     Increase (Decrease)
     on operating liabilities:
       Accounts payable                         (57,418)      (70,125)        12,707
       Due to related party consultants         240,000       120,000        120,000
       Other liabilities                           (198)            0           (198)
                                              ---------------------------------------
   Net Cash Used by Operating Activities       (378,826)      (227,239)      (151,587)
                                              ---------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Property and equipment                          18,756        (1,529)        20,285
                                              ---------------------------------------
  Net cash Used by Investing Activities          18,756        (1,529)        20,285

CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in shareholders' loan                 361,455         3,520        357,935
 Increase in convertible debenture            1,153,846     1,153,846              0
 Paid in capital-warrant                        346,154       346,154              0
                                             ---------------------------------------
  Net Cash Provided by Financing Activities   1,861,455     1,503,520        357,935
                                             ---------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH         (24,607)        1,756        (26,363)
                                             ---------------------------------------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                        1,476,778     1,276,508        200,270

CASH AND CASH EQUIVALENTS,
beginning of quarter                            115,552       315,822        115,552

CASH AND CASH EQUIVALENTS, end of quarter   $ 1,592,330     1,592,330        315,822
                                            =========================================


NONCASH INVESTING AND FINANCING ACTIVITIES

The Company issued common stock valued at $189,750 in exchange for services for the quarter ended December 31, 1999.
The Company issued a $1,500,000 convertible debenture with a discount of $364,154 for the quarter ended December 31, 1999.  The interest amortized on the convertible debenture of $1,153,846 was also expensed.



              The accompanying notes are an integral part of these
                       consolidated financial statements.

NOTES

BASIS OF PRESENTATION

           The accompanying unaudited condensed consolidated financial statements of the Company for the six month period ended December 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustment (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of the operating results and cash flows for those periods. These condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the fiscal year ended June 30, 1999 included in the Company's Form 10-KSB for the fiscal year ended June 30, 1999.

           Statements of operations and cash flows for the six months ended December 31, 1998 cannot be provided. The Company has only recently gained the capability of producing quarterly financial statements, filing its first Form 10-Q for the fiscal quarter ended December 31, 1999. Prior to that time, because of financial reporting problems in China, and the differing fiscal years of the Company's Chinese subsidiaries and joint venture from the Company, interim financial statements were not produced.


1.   1.5 million Convertible Debenture and Warrant

         On December 23, 1999, Tengtu received an investment of U.S.$1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The purchaser of the Debenture and Warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle").

         The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture is convertible into Tengtu's Common Stock at a conversion price of U.S.$.50 during the first year, U.S.$1.00 during the second year, U.S.$2.00 during the third year and U.S.$4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into Tengtu Common Stock at the then existing market price minus twenty percent.

         The Warrant gives the holder the right to purchase 1,500,000 shares of Tengtu Common Stock at U.S.$1.00 per share during the first year, U.S.$2.00 per share during the second year and U.S.$4.00 thereafter. The Warrant shall become void three years after issuance.

         In connection with the purchase of the Debenture and Warrant, Tengtu and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights.

        The effective interest rate of the debenture is 8.5%.

           Because the no portion of the price paid by Top Eagle was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The interim financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $.00 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million.

           Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

           On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Appropriate adjusting entries were made in the balance sheet, income statement, statement of shareholders deficit and statement of cash flows in accordance with EITF 98-5.


2.         Minority Interests

           The statement of operations reflects a credit of $202,929 for the six months ended December 31, 1999 which is comprised of the following:

                                                                      MINORITY INT.
SUBSIDIARY                             6 MONTH LOSSES    MINORITY %   IN LOSS
                                                                      12/31/99
----------                             --------------    ----------   ----------

Iconix                                   $243,574           56          $136,401
Edsoft Platforms (Canada) Ltd.             42,555           45            19,150
Edsoft Platforms (H.K.) Limited           105,284           45            47,378
                                                                        --------
                                                                        $202,929


The $202,929 credit does not include any catch-up amount for losses not previously allocated to minority interests due to a lack of a funding commitment. The total amount of the credit is to be absorbed by the minority shareholders.

3.         Issuances of Shares

           During the six month period ended December 31, 1999, the Company issued 1,080,000 shares of its common stock as follows. All issuances were either based on market value at the time of issuance or were the result of the exercise of options previously issued.

SHAREHOLDER                   NO. OF SHARES   SHARE PRICE         TOTAL PROCEEDS
-----------                   -------------   -----------         --------------

Zhang Fan Qi (Director)       750,000            $.200               $150,000
Hecht & Steckman, P.C.        150,000             .125                 18,750
(legal counsel)
Hecht & Steckman, P.C.         60,000             .100                  6,000
The Cavior Organization       120,000             .125                 15,000
(P.R. Firm)
                              -------------
                              1,080,000

4.         Commitment to Issue Shares/Subsequent Events

           In January, 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement, if Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of Tengtu stock at the closing price on the day the capital is received by Tengtu.

5.         Subsequent Events/Agreement with Microsoft China

           Pursuant to a cooperation agreement with Microsoft China, Tengtu United began delivery of a bundled package of software to the Chinese K-12 schools. The average retail price charged to the schools is $2,500. Sales made through distributors are at a discount from retail.

6.         H.K.$2,000,000 Loan to Edsoft Platforms (Canada) Ltd.

           In July, 1999, Goodwill Technologies Ltd. loaned Edsoft Platforms (Canada) Ltd. H.K.$2,000,000 ($U.S.261,000) in exchange for a debenture convertible into Tengtu's common stock if the loan is not repaid in three years.